Income Opportunity Realty Investors, Inc. 8-K

Exhibit 99.1

NEWS RELEASE	Contact:
Income Opportunity Realty Investors, Inc. Investor Relations
FOR IMMEDIATE RELEASE	Erik Johnson (469) 522-4200 investor.relations@incomeopp-invest.com

Income Opportunity Realty Investors, Inc. reports Earnings for Quarter Ended June 30, 2024

DALLAS (August 8, 2024) -- Income Opportunity Realty Investors, Inc. (NYSE American:IOR) is reporting its results of operations for the quarter ended June 30, 2024. For the three months ended June 30, 2024, we reported net income attributable to common shares of $1.2 million or $0.28 per diluted share compared to a net income of $1.8 million or $0.44 per share for the same period in 2023. Our decrease in net income is attributable to a decrease in interest income offset in part by a decrease in advisory fees.

About Income Opportunity Realty Investors, Inc.

Income Opportunity Realty Investors, Inc., a Dallas-based real estate investment company, currently holds a portfolio of notes receivable. The Company invests in real estate through direct equity ownership and partnerships. For more information, visit the Company’s website at www.incomeopp-realty.com.

INCOME OPPORTUNITY REALTY INVESTORS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenues:
Other income	$—	$—	$—	$—
Expenses:
General and administrative	93	76	159	294
Advisory fee to related party	21	380	50	699
Total operating expenses	114	456	209	993
Net operating loss	(114)	(456)	(209)	(993)
Interest income from related parties	1,585	2,778	3,171	4,644
Income tax provision	(309)	(488)	(622)	(767)
Net income	$1,162	$1,834	$2,340	$2,884

Earnings per share
Basic and diluted	$0.28	$0.44	$0.57	$0.69
Weighted average common shares used in computing earnings per share
Basic and diluted	4,107,131	4,168,414	4,092,618	4,168,414